EX-99.1.a.xv

Aberdeen Funds

Certificate of Establishment and

Designation of Additional Series and Share Classes

The undersigned, Secretary of Aberdeen Funds (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) does hereby certify that the following preambles and resolutions designating an additional series and classes of shares of the Trust were duly adopted by the Board of Trustees of the Trust on December 20, 2017, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 of the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), and that such resolutions are incorporated by reference into the Declaration of Trust in accordance with Article III thereof:

Establishment of New Series — Aberdeen Dynamic Dividend Fund, Aberdeen Global Infrastructure Fund, Aberdeen High Yield Managed Duration Municipal Fund, Aberdeen International Real Estate Equity Fund, Aberdeen Realty Income & Growth Fund, Aberdeen Income Builder Fund, Aberdeen Ultra Short Municipal Income Fund (the “Additional Series”)

WHEREAS, AAMI has entered into an agreement to acquire certain assets of Alpine Woods Capital Investors, LLC (“Alpine”), including the transfer of the advisory relationship of five series of Alpine Equity Trust and two series of Alpine Income Trust, which are U.S. registered open-end investment companies currently advised by Alpine; and

WHEREAS, management of AAMI is recommending the creation of shell series of the Trust to acquire the assets of the Target Funds; and

WHEREAS, management is proposing the adoption of resolutions so that the shell series may be established and their registration statements on Form N-1A filed with the SEC and any necessary state securities filings may be made; and

WHEREAS, pursuant to Article III, Section 6, of the Declaration of Trust, the Trustees have the authority to establish and designate additional series of the Trust, and

WHEREAS, pursuant to Article III, Sections 1 and 6, of the Declaration of Trust, beneficial interests in the Trust may be divided into an unlimited number of transferable shares (“Shares”), and the Board of Trustees of the Trust (the “Board”) may authorize the division of such Shares into separate series and the division of such series into separate classes, with such characteristics as the Board may determine;

NOW, THEREFORE BE IT RESOLVED, that in accordance with Article III, Section 6 of the Declaration of Trust, seven series of Shares are hereby established and designated as set out in the table below (sometimes hereafter referred to as “Series,” “Additional Series” or “Funds”) and each Series shall be comprised of an unlimited number of Shares; and it is further

RESOLVED, that a Share of each additional Series of the Trust shall represent a proportionate interest in and shall have equal rights with each other Share of a Series with respect to the assets of the Trust pertaining to the Series and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust; and it is further

RESOLVED, that in accordance with Article III, Sections 1 and 6 of the Declaration of Trust, the initial classes of Shares of the additional Series of the Trust be, and hereby are, established and designated as:

Aberdeen Dynamic Dividend Fund	Class A, Institutional Class
Aberdeen Income Builder Fund	Class A, Institutional Class
Aberdeen Global Infrastructure Fund	Class A, Institutional Class
Aberdeen International Real Estate Equity Fund	Class A, Institutional Class
Aberdeen Realty Income & Growth Fund	Class A, Institutional Class
Aberdeen High Yield Managed Duration Municipal Fund	Class A, Institutional Class
Aberdeen Ultra Short Municipal Income Fund	Class A, Institutional Class

and an unlimited number of Shares are hereby classified and allocated to such classes of Shares (each, a “Class,” and together, the “Classes”) of each additional Series of the Trust; and it is further

RESOLVED, that a Share of each Class of each Series of the Trust shall represent a proportionate interest in and shall have equal rights with each other Share of such Class of such Series with respect to the assets of the Trust pertaining to such Series and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust, provided that:

1.             The dividends and distributions of investment income and capital gains with respect to Shares of the Series or Classes shall be in such amounts as may be declared from time to time by the Board (or declared and paid in accordance with a formula adopted by the Board or delegated authority by the Board), and such dividends and distributions may vary with respect to such Series or Classes from the dividends and distributions of investment income and capital gains with respect to the other Series or Classes of the Trust, to reflect charges of any pro rata portion of distribution expenses paid pursuant to a Distribution Plan adopted by the Trust on behalf of the Series or Class, as applicable, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) (or any successor thereto) (a “Distribution Plan”), to reflect charges of any pro rata portion of administrative service expenses paid pursuant to an Administrative Services Plan adopted by the Trust on behalf of the Series or Class, as applicable, or to reflect differing allocations of the expenses of the Trust among the Series or Classes and any resultant difference among the net asset values per share of the Series or Classes, to such extent and for such purposes as the Board may deem appropriate.  The allocation of investment income, capital gains, expenses and liabilities of the Series among its Classes of Shares shall be determined by the Board in a manner that is consistent with the Multiple Class Plan adopted by the Trust in accordance with Rule 18f-3 under the 1940 Act.

2.             Except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the SEC, or otherwise, the holders of Shares of the Series or any of its Classes shall have (i) exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of Shares of such Series or such Class, including, without limitation, the provisions of any Distribution Plan applicable to Shares of such Series or such Class; (ii) voting rights with respect to the provisions of any Distribution Plan that may in the future (as a result of any conversion of said Class of Shares or otherwise) affect said Class of Shares; and (iii) no voting rights with respect to the provisions of any Distribution Plan applicable to any other Series or Class of the Series or with regard to any other matter submitted to a vote of shareholders that does not now or in the future affect holders of Shares of such Series or such Class; and it is further

RESOLVED, that the Secretary of the Trust is hereby authorized and directed to prepare a Certificate of Establishment and Designation of Additional Series and Share Classes memorializing the establishment and creation of such Series and Classes in accordance with these resolutions.

In witness whereof, I have hereunto set my hand as such officer of the Trust as of this 23rd  day of January 2018.

Aberdeen Funds

/s/ Megan Kennedy
Megan Kennedy
Secretary

Commonwealth of Pennsylvania

County of Philadelphia

Date: January 23, 2018

Before me, Jennifer M. Rogers, a notary public in Pennsylvania, personally appeared Megan Kennedy, Secretary of Aberdeen Funds, who acknowledged that she signed this instrument for the purposes therein contained and proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to within the instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or person on whose behalf the individual acted, executed the instrument.

In witness whereof, I have set my hand and official seal.

/s/ Jennifer M. Rogers
Jennifer M. Rogers
Notary Public